EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 17, 2006, with respect to the carve-out statements of General Services Group, a carve-out unit of Flowserve U.S., Inc., as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003, and 2002 included in Xanser Corporation’s Form 8-K/A, filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of said report in the Registration Statements on Form S-8 (File No. 333-101996, 333-87446, 333-83970, 333-83968, 333-68558, 333-34496, 333-60195, 333-22109, 333-14071, 333-14069, 333-14067, 333-08727, 333-08725, 333-08723, 33-58981, 33-54027 and 33-41295).
/s/ Whitley Penn LLP
Dallas, Texas
March 20, 2006